Exhibit 99.1

Heritage Commerce Corp Earnings Increase 26% to $3.4 Million for the Fourth Quarter of 2013 from the Fourth Quarter of 2012

San Jose, CA – January 23, 2014 – Heritage Commerce Corp (Nasdaq: HTBK), the holding company (the “Company”) for Heritage Bank of Commerce (the “Bank”), today reported net income of $3.4 million for the fourth quarter of 2013, or $0.10 per average diluted common share.  Net income increased 26% compared to $2.7 million, or $0.08 per average diluted common share, from the fourth quarter of 2012, and increased 4% compared to $3.2 million for the third quarter of 2013.  For the year ended December 31, 2013, net income available to common shareholders increased 33% to $11.5 million, or $0.36 per average diluted common share from $8.7 million, or $0.27 per average diluted common share for the year ended December 31, 2012.  All results are unaudited.

“Highlighted by strong loan production and continued credit improvement, our quarterly results capped a solid year of profits,” said Walter Kaczmarek, President and Chief Executive Officer.  “The growth of our loan portfolio demonstrates our continuing ability to expand and deepen relationships with our current customer base, as well as gain new customers and market share.  Our investment in additional loan production personnel has also added to our growth.  Credit quality continued to improve with nonperforming assets declining 36% year-over-year, which are at their lowest levels since the third quarter of 2008.  The improvement in credit trends resulted in an $816,000 credit to the provision for loan losses for the year, while reserve levels remained strong at 2.09% of total loans and 162.16% of total nonperforming loans.”

“We remain committed to building shareholder value, and are increasing our quarterly cash dividend to $0.04 per share for the first quarter of 2014, from $0.03 per share distributed for the fourth quarter of 2013,” added Mr. Kaczmarek.

“Heritage Bank of Commerce opened its doors in June, 1994, and we will be celebrating the Bank’s 20th anniversary this year,” Mr. Kaczmarek stated.  “We have been through times of both prosperity and hardship since 1994.  Thanks to the hard work of our entire team and the support of our shareholders and customers, we are healthy, profitable, and well positioned for future growth.”

2013 Highlights (as of, or for the period ended December 31, 2013, except as noted):

◆
Diluted earnings per share increased 25% to $0.10 for the fourth quarter of 2013, compared to $0.08 per diluted share for the fourth quarter of 2012, and remained flat from the third quarter of 2013.  Diluted earnings per share increased 33% to $0.36 for the year ended December 31, 2013, compared to $0.27 per diluted share for the year ended December 31, 2012.

◆
Net interest income increased 7% to $13.0 million for the fourth quarter of 2013, compared to $12.2 million for the fourth quarter of 2012, and increased 2% from $12.8 million for the third quarter of 2013.  Net interest income increased 4% to $50.2 million for the year ended December 31, 2013, compared to $48.4 million for the year ended December 31, 2012.

◆
During the fourth quarters of both 2013 and 2012, the Company received significantly large amount of deposits from one customer, which were placed in the Bank on a short-term basis.  As a result of the short-term nature of the deposits, the funds were placed in low interest earning deposits at the Federal Reserve Bank.  In the fourth quarter of 2013, these deposits totaled $194.1 million in a combination of noninterest-bearing demand deposit and money market accounts, of which $19.0 million remained in a money market account at December 31, 2013.  In the fourth quarter of 2012, these deposits totaled $467.5 million in a noninterest-bearing demand deposit account, of which $195.6 million were withdrawn prior to year end, for a net outstanding balance of $271.9 million at December 31, 2012.  An additional $233.7 million of these deposits were withdrawn in January 2013, as originally planned by the customer.

◆
During the fourth quarter of 2013, the Company received $27.5 million in deposits from a law firm for legal settlements which were placed in a CDARS money market account.  All of the $27.5 million in deposits from the law firm were withdrawn in January, 2014.  As a result of the short-term nature of the deposits, these funds were also placed in low interest earning deposits at the Federal Reserve Bank.

◆
The net interest margin increased 6 basis points to 3.80% for the fourth quarter of 2013, from 3.74% for the fourth quarter of 2012, and decreased 14 basis points from 3.94% for the third quarter of 2013. The increase in the fourth quarter of 2013 from the fourth quarter of 2012 was primarily due to a lower cost of funds, higher yields on securities, and a higher average loan balance, partially offset by a lower yield on loans.  The decrease in the fourth quarter of 2013 from the third quarter of 2013 was primarily due to a lower yield on loans and a higher average balance of short-term deposits at the Federal Reserve Bank as a result of the large short-term deposits from one customer.  For the year ended December 31, 2013, the net interest margin decreased 4 basis points to 3.84%, compared to 3.88% for the year ended December 31, 2012, primarily due to a lower yield on loans, and a higher average balance of short-term deposits at the Federal Reserve Bank.

◆	Loans (excluding loans-held-for-sale) increased 13% to $914.9 million at December 31, 2013, compared to $812.3 million at December 31, 2012, and increased 2% from $893.1 million at September 30, 2013.

◆
Credit quality remained favorable as nonperforming assets declined to $12.4 million, or 0.83% of total assets, at December 31, 2013, compared to $19.5 million, or 1.15% of total assets, at December 31, 2012, and $15.7 million, or 1.12% of total assets, at September 30, 2013.

◆
Classified assets, net of Small Business Administration (“SBA”) guarantees, decreased 36% to $23.6 million at December 31, 2013, from $36.8 million at December 31, 2012, and increased 1% from $23.3 million at September 30, 2013.

◆	Net charge-offs totaled $166,000 for the fourth quarter of 2013, compared to net charge-offs of $766,000 for the fourth quarter of 2012, and net recoveries of $534,000 for the third quarter of 2013.

◆
There was a $12,000 credit to the provision for loan losses for the fourth quarter of 2013, compared to a provision for loan losses of $669,000 for the fourth quarter of 2012, and credit to the provision for loan losses of $534,000 for the third quarter of 2013.  There was an $816,000 credit to the provision for loan losses for the year ended December 31, 2013, compared to a $2.8 million provision for loan losses for the year ended December 31, 2012.

◆	The allowance for loan losses (“ALLL”) was 2.09% of total loans at December 31, 2013, compared to 2.34% at December 31, 2012, and 2.17% at September 30, 2013.

◆
Total deposits decreased 13% to $1.29 billion at December 31, 2013, compared to $1.48 billion at December 31, 2012, and increased 8% from $1.20 billion at September 30, 2013.  Deposits (excluding all time deposits, CDARS deposits, and short-term deposits from one customer of $19.0 million at December 31, 2013 and $271.9 million at December 31, 2012) increased $70.8 million, or 8%, to $954.6 million at December 31, 2013, from $883.8 million at December 31, 2012, and increased $53.5 million, or 6%, from $901.0 million at September 30, 2013.

◆	During the third quarter of 2013, the Company completed the redemption of its $9 million floating-rate subordinated debt.

◆
The Company announced it will pay a quarterly cash dividend of $0.04 per share in the first quarter of 2014 to holders of common stock and Series C Preferred Stock (on an as converted basis), an increase from $0.03 per share paid in the fourth quarter of 2013.

◆	Capital ratios exceeded regulatory requirements for a well-capitalized financial institution on a holding company and bank level at December 31, 2013:

Capital Ratios	Heritage Commerce Corp	Heritage Bank of Commerce	Well-Capitalized Financial Institution Regulatory Guidelines
Total Risk-Based	15.2%	13.8%	10.0%
Tier 1 Risk-Based	14.0%	12.6%	6.0%
Leverage	11.1%	10.0%	5.0%

Operating Results

Net interest income increased to $13.0 million for the fourth quarter of 2013, compared to $12.2 million for the fourth quarter of 2012, and $12.8 million for the third quarter of 2013.  For the year ended December 31, 2013, net interest income was $50.2 million, compared to $48.4 million for the year ended December 31, 2012. The increase in net interest income was driven primarily by higher average loan balances and a lower cost of funds.

The net interest margin expanded 6 basis points to 3.80% for the fourth quarter of 2013, from 3.74% for the fourth quarter of 2012, and decreased 14 basis points from 3.94% for the third quarter of 2013. The increase in the fourth quarter of 2013 from the fourth quarter of 2012 was primarily due to a lower cost of funds, higher yields on securities, and a higher average loan balance, partially offset by a lower yield on loans.  The decrease in the fourth quarter of 2013 from the third quarter of 2013 was primarily due to a lower yield on loans and a higher average balance of short-term deposits at the Federal Reserve Bank as a result of the large short-term deposits from one customer.  For the year ended December 31, 2013, the net interest margin decreased 4 basis points to 3.84%, compared to 3.88% for the year ended December 31, 2012, primarily due to a lower yield on loans, and a higher average balance of short-term deposits at the Federal Reserve Bank.

Solid asset quality and net recoveries for the year ended December 31, 2013, led to a $12,000 credit to the provision for loan losses for the fourth quarter of 2013, and a credit to the provision for loan losses of $816,000 for the year ended December 31, 2013.  The provision for loan losses was $669,000 for the fourth quarter of 2012 and $2.8 million for the year ended December 31, 2012.  There was a credit to the provision for loan losses of $534,000 for the third quarter of 2013. Net charge-offs totaled $166,000 for the fourth quarter of 2013, while net recoveries totaled $953,000 for the year ended December 31, 2013.

Noninterest income was $1.9 million for the fourth quarter of 2013, compared to $2.1 million for the fourth quarter of 2012, and $1.7 million for the third quarter of 2013.  Noninterest income decreased for the fourth quarter of 2013 compared to the fourth quarter of 2012, primarily due to a lower gain on sales of securities.  For the year ended December 31, 2013, noninterest income decreased to $7.2 million, compared to $8.9 million for the year ended December 31, 2012, primarily due to a lower gain on sales of securities and SBA loans.  There was a $38,000 gain on sales of securities and $449,000 gain on sales of SBA loans for the year ended December 31, 2013, compared to $1.6 million and $702,000, respectively, for the year ended December 31, 2012.

Total noninterest expense for the fourth quarter of 2013 was $10.2 million, an increase of 4% from $9.8 million for the fourth quarter of 2012, and a decrease of 2% from $10.4 million for the third quarter of 2013.  Noninterest expense for the year ended December 31, 2013 increased 4% to $41.7 million, compared to $40.3 million for the year ended December 31, 2012. The increase in noninterest expense for the fourth quarter and the year ended December 31, 2013, compared to the same periods a year ago, reflects increased salaries and employee benefits expense due to annual salary increases and hiring of additional lending relationship officers.

Income tax expense for the fourth quarter of 2013 was $1.4 million, compared to $1.2 million for the fourth quarter of 2012, and $1.5 million for the third quarter of 2013. The effective tax rate for the fourth quarter of 2013 decreased to 30%, compared to 31% for the fourth quarter of 2012, and 32% for the third quarter of 2013.  Income tax expense for the year ended December 31, 2013 was $5.0 million, compared to $4.3 million for the year ended December 31, 2012. The effective tax rate for the years ended December 31, 2013 and 2012 was 30%.  The difference in the effective tax rate for the periods reported, compared to the combined Federal and state statutory tax rate of 42%, is primarily the result of the Company’s investment in life insurance policies whose earnings are not subject to taxes, tax credits related to investments in low income housing limited partnerships, and tax-exempt interest income earned on municipal bonds.

The efficiency ratio for the fourth quarter of 2013 was 68.05%, compared to 68.45% for the fourth quarter of 2012, and 71.25% for the third quarter of 2013.  The efficiency ratio was 72.69% for the year ended December 31 2013, compared to 70.32% for the year ended December 31, 2012, as a result of higher noninterest expense and lower noninterest income.

Balance Sheet Review, Capital Management and Credit Quality

Total assets were $1.49 billion at December 31, 2013, compared to $1.69 billion December 31, 2012, and $1.40 billion at September 30, 2013.  Excluding the Company’s excess funds held at the Federal Reserve Bank offsetting the short-term deposits of $46.5 million at December 31, 2013, and $271.9 million at December 31, 2013, total assets at December 31, 2013 increased 2% from December 31, 2012, and increased 3% from September 30, 2013.

The investment securities available-for-sale portfolio totaled $280.1 million at December 31, 2013, compared to $367.9 million at December 31, 2012, and $280.5 million at September 30, 2013.  At December 31, 2013, the securities available-for-sale portfolio was comprised of $207.6 million agency mortgage-backed securities (all issued by U.S. Government sponsored entities), $52.1 million of corporate bonds, and $20.4 million of single entity issue trust preferred securities.  The pre-tax unrealized loss on securities available-for-sale at December 31, 2013 was ($2.4) million, compared to a pre-tax unrealized gain on securities available-for-sale at December 31, 2012 of $11.8 million, and a pre-tax unrealized loss on securities available-for-sale at September 30, 2013 of ($125,000).

At December 31, 2013, investment securities held-to-maturity totaled $95.9 million, compared to $51.5 million at December 31, 2012, and $89.7 million at September 30, 2013.  At December 31, 2013, the securities held-to-maturity portfolio, at amortized cost, was comprised of $80.0 million tax-exempt municipal bonds and $15.9 million agency mortgage-backed securities.

Loans, excluding loans held-for-sale, increased 13% to $914.9 million at December 31, 2013, from $812.3 million at December 31, 2012, and increased 2% from $893.1 million at September 30, 2013.  The loan portfolio remains well-diversified with commercial and industrial (“C&I”) loans accounting for 43% of the portfolio at December 31, 2013.  Commercial and residential real estate loans accounted for 46% of the total loan portfolio, of which 48% were owner-occupied by businesses.  Consumer and home equity loans accounted for 8% of total loans, and land and construction loans accounted for the remaining 3% of total loans at December 30, 2013.

The yield on the loan portfolio was 4.79% for the fourth quarter of 2013, compared to 5.00% for the same period in 2012, and 4.85% for the third quarter of 2013.  The yield on the loan portfolio was 4.92% for the year ended December 31, 2013, compared to 5.18% for the year ended December 31, 2012.

Credit trends remain favorable with nonperforming assets (“NPAs”) declining to $12.4 million, or 0.83% of total assets, at December 31, 2013, compared to $19.5 million, or 1.15% of total assets, a year ago, and $15.7 million, or 1.12% of total assets, at September 30, 2013.  The following is a breakout of NPAs at December 31, 2013:

NONPERFORMING ASSETS
(in $000's, unaudited)	Balance	% of Total
Commercial real estate loans	$4,363	35%
SBA loans	3,810	31%
Land and construction loans	1,761	14%
Home equity and consumer loans	788	6%
Commercial and industrial loans	604	5%
Foreclosed assets	575	5%
Restructured and loans over 90 days past due and accruing	492	4%
	$12,393	100%

At December 31, 2013, the $12.4 million of NPAs included $607,000 of loans guaranteed by the SBA and $492,000 of restructured loans still accruing interest income.  Foreclosed assets were $575,000 at December 31, 2013, compared to $1.3 million at December 31, 2012, and $631,000 at September 30, 2013.

Classified assets (net of SBA guarantees) decreased 36% to $23.6 million at December 31, 2013, from $36.8 million at December 31, 2012, and increased 1% from $23.3 million at September 30, 2013.

The following table summarizes the allowance for loan losses:

	For the Quarter Ended:			For the Year Ended:
ALLOWANCE FOR LOAN LOSSES	December 31,	September 30,	December 31,	December 31,	December 31,
(in $000's, unaudited)	2013	2013	2012	2013	2012
Balance at beginning of period	$19,342	$19,342	$19,124	$19,027	$20,700
Provision (credit) for loan losses during the period	(12)	(534)	669	(816)	2,784
Net recoveries (charge-offs) during the period	(166)	534	(766)	953	(4,457)
Balance at end of period	$19,164	$19,342	$19,027	$19,164	$19,027

Total loans	$914,913	$893,052	$812,313	$914,913	$812,313
Total nonperforming loans	$11,818	$15,117	$18,194	$11,818	$18,194

Allowance for loan losses to total loans	2.09%	2.17%	2.34%	2.09%	2.34%
Allowance for loan losses to total nonperforming loans	162.16%	127.95%	104.58%	162.16%	104.58%

The allowance for loan losses was 2.09% of total loans at December 31, 2013, compared to 2.34% at December 31, 2012, and 2.17% at September 30, 2013.  The decrease in the allowance for loan losses to total loans at December 31, 2013, was primarily due to a decline in problem loans, as well as a decline in historical charge-off levels.

Deposits totaled $1.29 billion at December 31, 2013, compared to $1.48 billion at December 31, 2012, and $1.20 billion at September 30, 2013.  Noninterest-bearing deposits decreased 5% to $431.1 million at December 31, 2013, from $455.8 million, (excluding the short-term demand deposits of $271.9 million to one customer) at December 31, 2012, and increased 5% from $409.3 million at September 30, 2013.  Interest-bearing demand deposits increased 25% to $195.5 million at December 31, 2013, from $156.0 million at December 31, 2012, and increased 9% from $178.8 million at September 30, 2013.  Savings and money market deposits increased 21% to $328.0 million (excluding the short-term money market deposits of $19.0 million to one customer) at December 31, 2013, from $272.0 million at December 31, 2012, and increased 5% from $313.0 million at September 30, 2013. At December 31, 2013, brokered deposits decreased 43% to $55.5 million, from $97.8 million at December 31, 2012, and decreased 12% from $62.8 million at September 30, 2013.  Primarily due to $27.5 million in deposits received from a law firm for legal settlements, CDARS money market and time deposits increased to $40.5 million at December 31, 2013, compared to $10.2 million at December 31, 2012, and $14.3 million at September 30, 2013.  Deposits (excluding all time deposits, CDARS deposits, and short-term deposits from one customer of $19.0 million at December 31, 2013 and $271.9 million at December 31, 2012) increased $70.8 million, or 8%, to $954.6 million at December 31, 2013, from $883.8 million at December 31, 2012, and increased $53.5 million, or 6%, from $901.0 million at September 30, 2013.

The total cost of deposits decreased 4 basis points to 0.18% for the fourth quarter of 2013, from 0.22% for the fourth quarter of 2012, and decreased 1 basis point from 0.19% for the third quarter of 2013.  The total cost of deposits decreased 6 basis points to 0.19% for the year ended December 31, 2013, from 0.25% for the year ended December 31, 2012.

During the third quarter of 2013, the Company completed the redemption of its $9 million floating-rate subordinated debt.  Consequently, there was no subordinated debt at the end of the third and fourth quarters of 2013, compared to $9.3 million at December 31, 2012.

Tangible equity was $171.9 million at December 31, 2013, compared to $167.7 million at December 31, 2012 and $168.8 million at September 30, 2013.  Tangible book value per common share was $5.78 at December 31, 2013, compared to $5.63 a year ago, and $5.67 at September 30, 2013.  There were 21,004 shares of Series C Preferred Stock outstanding at December 31, 2013, December 31, 2012, and September 30, 2013, and the Series C Preferred Stock is convertible into an aggregate of 5.6 million shares of common stock at a conversion price of $3.75, upon a transfer of the Series C Preferred Stock in a widely dispersed offering.  Pro forma tangible book value per common share, assuming the Company’s outstanding Series C Preferred Stock was converted into common stock, was $5.38 at December 31, 2013, compared to $5.25 a year ago, and $5.29 at September 30, 2013.

Accumulated other comprehensive loss was ($4.0) million at December 31, 2013, compared to accumulated other comprehensive income of $2.7 million a year ago, and accumulated other comprehensive loss of ($4.3) million at September 30, 2013. The decrease was primarily due to an unrealized loss on securities available-for-sale of ($1.4) million, net of taxes, at December 31, 2013, compared to an unrealized gain on securities available-for-sale of $6.9 million, net of taxes, at December 31, 2012.  At September 30, 2013 the unrealized loss on securities available-for-sale was ($69,000), net of taxes.  The components of other comprehensive loss, net of taxes, at December 31, 2013 include the following: an unrealized loss on available-for-sale securities of ($1.4) million; the remaining unamortized unrealized gain on securities available-for-sale transferred to held-to-maturity of $465,000; a liability adjustment on split dollar insurance contracts of ($1.9) million; a liability adjustment on the supplemental executive retirement plan of ($2.2) million; and an unrealized gain on interest-only strip from SBA loans of $956,000.

Heritage Commerce Corp, a bank holding company established in February 1998, is the parent company of Heritage Bank of Commerce, established in 1994 and headquartered in San Jose with full-service branches in Danville, Fremont, Gilroy, Los Altos, Los Gatos, Morgan Hill, Pleasanton, Sunnyvale, and Walnut Creek.  Heritage Bank of Commerce is an SBA Preferred Lender with an additional Loan Production Office in Lincoln, California.  For more information, please visit www.heritagecommercecorp.com.

Forward Looking Statement Disclaimer

Forward-looking statements are based on management’s knowledge and belief as of today and include information concerning the Company’s possible or assumed future financial condition, and its results of operations, business and earnings outlook. These forward-looking statements are subject to risks and uncertainties. A number of factors, some of which are beyond the Company’s ability to control or predict, could cause future results to differ materially from those contemplated by such forward-looking statements. The forward-looking statements could be affected by many factors, including but not limited to: (1) competition for loans and deposits and failure to attract or retain deposits and loans; (2) local, regional, and national economic conditions and events and the impact they may have on us and our customers, and our assessment of that impact on our estimates including, the allowance for loan losses; (3) risks associated with concentrations in real estate related loans; (4) changes in the level of nonperforming assets and charge-offs and other credit quality measures, and their impact on the adequacy of the Company’s allowance for loan losses and the Company’s provision for loan losses; (5) the effects of and changes in trade, monetary and fiscal policies and laws, including the interest rate policies of the Federal Open Market Committee of the Federal Reserve Board; (6) stability of funding sources and continued availability of borrowings;  (7) our ability to raise capital or incur debt on reasonable terms; (8) regulatory limits on Heritage Bank of Commerce’s ability to pay dividends to the Company; (9) continued volatility in credit and equity markets and its effect on the global economy; (10) the impact of reputational risk on such matters as business generation and retention, funding and liquidity; (11) a prolonged  deterioration in values of California real estate; (12) a prolonged slowdown in construction activity; (13) the effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities, and executive compensation) which we must comply, including but not limited to, the Dodd-Frank Act of 2010; (14) the effects of security breaches and computer viruses that may affect our computer systems; (15) changes in consumer spending, borrowings and saving habits; (16) changes in the competitive environment among financial or bank holding companies and other financial service providers; (17) the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters; (18) the costs and effects of legal and regulatory developments, including resolution of legal proceedings or regulatory or other governmental inquiries, and the results of regulatory examinations or reviews; (19) the ability to increase market share and control expenses; and (20) our success in managing the risks involved in the foregoing items. For a discussion of factors which could cause results to differ, please see the Company’s reports on Forms 10-K and 10-Q as filed with the Securities and Exchange Commission and the Company’s press releases. Readers should not place undue reliance on the forward-looking statements, which reflect management's view only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.

Member FDIC

	For the Quarter Ended:			Percent Change From:		For the Year Ended:
CONSOLIDATED INCOME STATEMENTS	Dec. 31,	Sep. 30,	Dec. 31,	Sep. 30,	Dec. 31,	Dec. 31,	Dec. 31,	Percent
(in $000's, unaudited)	2013	2013	2012	2013	2012	2013	2012	Change
Interest income	$13,623	$13,458	$12,958	1%	5%	$52,786	$52,565	0%
Interest expense	574	627	747	-8%	-23%	2,600	4,187	-38%
Net interest income before provision for loan losses	13,049	12,831	12,211	2%	7%	50,186	48,378	4%
Provision (credit) for loan losses	(12)	(534)	669	98%	-102%	(816)	2,784	-129%
Net interest income after provision for loan losses	13,061	13,365	11,542	-2%	13%	51,002	45,594	12%
Noninterest income:
Service charges and fees on deposit accounts	617	645	567	-4%	9%	2,457	2,333	5%
Increase in cash surrender value of life insurance	414	414	428	0%	-3%	1,654	1,720	-4%
Servicing income	365	331	407	10%	-10%	1,446	1,743	-17%
Gain on sales of SBA loans	76	103	69	-26%	10%	449	702	-36%
Gain on sales of securities	-	-	396	N/A	-100%	38	1,560	-98%
Other	426	245	237	74%	80%	1,170	807	45%
Total noninterest income	1,898	1,738	2,104	9%	-10%	7,214	8,865	-19%

Noninterest expense:
Salaries and employee benefits	5,803	5,772	5,342	1%	9%	23,450	21,722	8%
Occupancy and equipment	961	986	993	-3%	-3%	4,043	3,997	1%
Professional fees	604	602	608	0%	-1%	2,588	2,876	-10%
Other	2,804	3,020	2,856	-7%	-2%	11,641	11,661	0%
Total noninterest expense	10,172	10,380	9,799	-2%	4%	41,722	40,256	4%
Income before income taxes	4,787	4,723	3,847	1%	24%	16,494	14,203	16%
Income tax expense	1,433	1,510	1,178	-5%	22%	4,954	4,294	15%
Net income	3,354	3,213	2,669	4%	26%	11,540	9,909	16%
Dividends and discount accretion on preferred stock	-	-	-	N/A	N/A	-	(1,206)	-100%
Net income available to common shareholders	$3,354	$3,213	$2,669	4%	26%	$11,540	$8,703	33%

PER COMMON SHARE DATA
(unaudited)
Basic earnings per share	$0.10	$0.10	$0.08	0%	25%	$0.36	$0.27	33%
Diluted earnings per share	$0.10	$0.10	$0.08	0%	25%	$0.36	$0.27	33%
Common shares outstanding at period-end	26,350,938	26,341,021	26,322,147	0%	0%	26,350,938	26,322,147	0%
Pro forma common shares outstanding at period-end, assuming
Series C preferred stock was converted into common stock	31,951,938	31,942,021	31,923,147	0%	0%	31,951,938	31,923,147	0%
Book value per share	$5.84	$5.73	$5.71	2%	2%	$5.84	$5.71	2%
Tangible book value per share	$5.78	$5.67	$5.63	2%	3%	$5.78	$5.63	3%
Pro forma tangible book value per share, assuming Series C
preferred stock was converted into common stock	$5.38	$5.29	$5.25	2%	2%	$5.38	$5.25	2%

KEY FINANCIAL RATIOS
(unaudited)
Annualized return on average equity	7.74%	7.58%	6.25%	2%	24%	6.77%	5.75%	18%
Annualized return on average tangible equity	7.81%	7.65%	6.32%	2%	24%	6.84%	5.83%	17%
Annualized return on average assets	0.89%	0.90%	0.75%	-1%	19%	0.81%	0.73%	11%
Annualized return on average tangible assets	0.89%	0.90%	0.75%	-1%	19%	0.81%	0.73%	11%
Net interest margin	3.80%	3.94%	3.74%	-4%	2%	3.84%	3.88%	-1%
Efficiency ratio	68.05%	71.25%	68.45%	-4%	-1%	72.69%	70.32%	3%

AVERAGE BALANCES
(in $000's, unaudited)
Average assets	$1,489,600	$1,419,481	$1,409,298	5%	6%	$1,431,398	$1,353,434	6%
Average tangible assets	$1,488,001	$1,417,765	$1,407,222	5%	6%	$1,429,624	$1,351,176	6%
Average earning assets	$1,388,239	$1,316,037	$1,305,332	5%	6%	$1,329,936	$1,249,020	6%
Average loans held-for-sale	$4,942	$6,780	$3,036	-27%	63%	$5,051	$2,735	85%
Average total loans	$881,830	$870,637	$796,045	1%	11%	$840,252	$784,297	7%
Average deposits	$1,282,358	$1,211,678	$1,191,895	6%	8%	$1,220,044	$1,123,762	9%
Average demand deposits - noninterest-bearing	$437,661	$418,657	$457,214	5%	-4%	$427,299	$392,131	9%
Average interest-bearing deposits	$844,697	$793,021	$734,681	7%	15%	$792,745	$731,631	8%
Average interest-bearing liabilities	$844,771	$797,931	$745,067	6%	13%	$798,690	$752,201	6%
Average equity	$171,952	$168,254	$170,004	2%	1%	$170,391	$172,193	-1%
Average tangible equity	$170,353	$166,538	$167,928	2%	1%	$168,617	$169,935	-1%

	End of Period:			Percent Change From:
CONSOLIDATED BALANCE SHEETS	December 31,	September 30,	December 31,	September 30,	December 31,
(in $000's, unaudited)	2013	2013	2012	2013	2012
ASSETS
Cash and due from banks	$20,158	$32,571	$16,520	-38%	22%
Federal funds sold and interest-bearing
deposits in other financial institutions	92,447	9,327	357,045	891%	-74%
Securities available-for-sale, at fair value	280,100	280,471	367,912	0%	-24%
Securities held-to-maturity, at amortized cost	95,921	89,732	51,472	7%	86%
Loans held-for-sale - SBA, including deferred costs	3,148	6,975	3,409	-55%	-8%
Loans:
Commercial	393,074	410,933	375,469	-4%	5%
Real estate:
Commercial and residential	423,288	387,777	354,934	9%	19%
Land and construction	31,443	30,780	22,352	2%	41%
Home equity	51,815	50,100	43,865	3%	18%
Consumer	15,677	13,712	15,714	14%	0%
Loans	915,297	893,302	812,334	2%	13%
Deferred loan fees	(384)	(250)	(21)	54%	1729%
Total loans, net of deferred fees	914,913	893,052	812,313	2%	13%
Allowance for loan losses	(19,164)	(19,342)	(19,027)	-1%	1%
Loans, net	895,749	873,710	793,286	3%	13%
Company owned life insurance	50,012	49,598	48,358	1%	3%
Premises and equipment, net	7,240	7,390	7,469	-2%	-3%
Intangible assets	1,527	1,645	2,000	-7%	-24%
Accrued interest receivable and other assets	45,330	49,216	45,841	-8%	-1%
Total assets	$1,491,632	$1,400,635	$1,693,312	6%	-12%

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Deposits:
Demand, noninterest-bearing	$431,085	$409,269	$727,684	5%	-41%
Demand, interest-bearing	195,451	178,783	155,951	9%	25%
Savings and money market	347,052	312,991	272,047	11%	28%
Time deposits - under $100	21,646	22,029	25,157	-2%	-14%
Time deposits - $100 and over	195,005	195,321	190,502	0%	2%
Time deposits - brokered	55,524	62,833	97,807	-12%	-43%
CDARS - money market and time deposits	40,458	14,311	10,220	183%	296%
Total deposits	1,286,221	1,195,537	1,479,368	8%	-13%
Subordinated debt	-	-	9,279	N/A	-100%
Accrued interest payable and other liabilities	32,015	34,613	34,924	-8%	-8%
Total liabilities	1,318,236	1,230,150	1,523,571	7%	-13%

Shareholders' Equity:
Series C preferred stock, net	19,519	19,519	19,519	0%	0%
Common stock	132,561	132,298	131,820	0%	1%
Retained earnings	25,345	22,949	15,721	10%	61%
Accumulated other comprehensive income (loss)	(4,029)	(4,281)	2,681	6%	-250%
Total shareholders' equity	173,396	170,485	169,741	2%	2%
Total liabilities and shareholders' equity	$1,491,632	$1,400,635	$1,693,312	6%	-12%

	End of Period:			Percent Change From:
	December 31,	September 30,	December 31,	September 30,	December 31,
	2013	2013	2012	2013	2012
CREDIT QUALITY DATA
(in $000's, unaudited)
Nonaccrual loans - held-for-investment	$11,326	$14,615	17,335	-23%	-35%
Restructured and loans over 90 days past due and still accruing	492	502	859	-2%	-43%
Total nonperforming loans	11,818	15,117	18,194	-22%	-35%
Foreclosed assets	575	631	1,270	-9%	-55%
Total nonperforming assets	$12,393	$15,748	$19,464	-21%	-36%
Other restructured loans still accruing	$-	$10	$1,450	-100%	-100%
Net (recoveries) charge-offs during the quarter	$166	$(534)	$766	131%	-78%
Provision (credit) for loan losses during the quarter	$(12)	$(534)	$669	98%	-102%
Allowance for loan losses	$19,164	$19,342	$19,027	-1%	1%
Classified assets*	$23,631	$23,342	$36,810	1%	-36%
Allowance for loan losses to total loans	2.09%	2.17%	2.34%	-4%	-11%
Allowance for loan losses to total nonperforming loans	162.16%	127.95%	104.58%	27%	55%
Nonperforming assets to total assets	0.83%	1.12%	1.15%	-26%	-28%
Nonperforming loans to total loans	1.29%	1.69%	2.24%	-24%	-42%
Classified assets* to Heritage Commerce Corp Tier 1
capital plus allowance for loan losses	13%	13%	21%	0%	-38%
Classified assets* to Heritage Bank of Commerce Tier 1
capital plus allowance for loan losses	14%	14%	22%	0%	-36%

OTHER PERIOD-END STATISTICS
(in $000's, unaudited)
Heritage Commerce Corp:
Tangible equity	$171,869	$168,840	$167,741	2%	2%
Tangible common equity	$152,350	$149,321	$148,222	2%	3%
Shareholders' equity / total assets	11.62%	12.17%	10.02%	-5%	16%
Tangible equity / tangible assets	11.53%	12.07%	9.92%	-4%	16%
Tangible common equity / tangible assets	10.22%	10.67%	8.76%	-4%	17%
Loan to deposit ratio	71.13%	74.70%	54.91%	-5%	30%
Noninterest-bearing deposits / total deposits	33.52%	34.23%	49.19%	-2%	-32%
Total risk-based capital ratio	15.2%	15.2%	16.2%	0%	-6%
Tier 1 risk-based capital ratio	14.0%	14.0%	15.0%	0%	-7%
Leverage ratio	11.1%	11.5%	11.5%	-3%	-3%

Heritage Bank of Commerce:
Total risk-based capital ratio	13.8%	13.7%	15.3%	1%	-10%
Tier 1 risk-based capital ratio	12.6%	12.5%	14.0%	1%	-10%
Leverage ratio	10.0%	10.2%	10.7%	-2%	-7%

*Net of SBA guarantees

	For the Quarter Ended			For the Quarter Ended
	December 31, 2013			December 31, 2012
		Interest	Average		Interest	Average
NET INTEREST INCOME AND NET INTEREST MARGIN	Average	Income/	Yield/	Average	Income/	Yield/
(in $000's, unaudited)	Balance	Expense	Rate	Balance	Expense	Rate
Assets:
Loans, gross(1)	$886,772	$10,696	4.79%	$799,081	$10,046	5.00%
Securities - taxable	305,615	2,365	3.07%	422,830	2,765	2.60%
Securities - tax exempt(2)	77,159	752	3.87%	16,878	165	3.88%
Federal funds sold and interest-bearing
deposits in other financial institutions	118,693	74	0.25%	66,543	40	0.24%
Total interest earning assets(2)	1,388,239	13,887	3.97%	1,305,332	13,016	3.97%
Cash and due from banks	24,095			22,341
Premises and equipment, net	7,357			7,569
Intangible assets	1,599			2,076
Other assets	68,310			71,980
Total assets	$1,489,600			$1,409,298

Liabilities and shareholders' equity:
Deposits:
Demand, noninterest-bearing	$437,661			$457,214

Demand, interest-bearing	188,869	72	0.15%	156,638	56	0.14%
Savings and money market	352,158	160	0.18%	278,019	123	0.18%
Time deposits - under $100	21,823	18	0.33%	25,668	27	0.42%
Time deposits - $100 and over	195,780	170	0.34%	176,144	226	0.51%
Time deposits - brokered	59,992	151	1.00%	92,702	222	0.95%
CDARS - money market and time deposits	26,075	2	0.03%	5,510	1	0.07%
Total interest-bearing deposits	844,697	573	0.27%	734,681	655	0.35%
Total deposits	1,282,358	573	0.18%	1,191,895	655	0.22%

Subordinated debt	-	-	N/A	9,279	91	3.90%
Short-term borrowings	74	1	5.36%	1,107	1	0.36%
Total interest-bearing liabilities	844,771	574	0.27%	745,067	747	0.40%
Total interest-bearing liabilities and demand,
noninterest-bearing / cost of funds	1,282,432	574	0.18%	1,202,281	747	0.25%
Other liabilities	35,216			37,013
Total liabilities	1,317,648			1,239,294
Shareholders' equity	171,952			170,004
Total liabilities and shareholders' equity	$1,489,600			$1,409,298

Net interest income(2) / margin		13,313	3.80%		12,269	3.74%
Less tax equivalent adjustment(2)		(264)			(58)
Net interest income		$13,049			$12,211

(1)Includes loans held-for-sale. Yield amounts earned on loans include loan fees and costs. Nonaccrual loans are included in average balance.
(2)Reflects tax equivalent adjustment for tax exempt income based on a 35% tax rate.

	For the Year Ended			For the Year Ended
	December 31, 2013			December 31, 2012
		Interest	Average		Interest	Average
NET INTEREST INCOME AND NET INTEREST MARGIN	Average	Income/	Yield/	Average	Income/	Yield/
(in $000's, unaudited)	Balance	Expense	Rate	Balance	Expense	Rate
Assets:
Loans, gross(1)	$845,303	$41,570	4.92%	$787,032	$40,800	5.18%
Securities - taxable	339,778	9,472	2.79%	404,913	11,519	2.84%
Securities - tax exempt(2)	61,636	2,355	3.82%	4,575	172	3.77%
Federal funds sold and interest-bearing
deposits in other financial institutions	83,219	214	0.26%	52,500	134	0.26%
Total interest earning assets(2)	1,329,936	53,611	4.03%	1,249,020	52,625	4.21%
Cash and due from banks	23,510			21,583
Premises and equipment, net	7,500			7,774
Intangible assets	1,774			2,258
Other assets	68,678			72,799
Total assets	$1,431,398			$1,353,434

Liabilities and shareholders' equity:
Deposits:
Demand, noninterest-bearing	$427,299			$392,131

Demand, interest-bearing	172,615	246	0.14%	150,476	223	0.15%
Savings and money market	308,510	544	0.18%	288,980	611	0.21%
Time deposits - under $100	23,069	80	0.35%	27,337	132	0.48%
Time deposits - $100 and over	194,587	747	0.38%	167,804	958	0.57%
Time deposits - brokered	75,968	745	0.98%	91,278	867	0.95%
CDARS - money market and time deposits	17,996	7	0.04%	5,756	9	0.16%
Total interest-bearing deposits	792,745	2,369	0.30%	731,631	2,800	0.38%
Total deposits	1,220,044	2,369	0.19%	1,123,762	2,800	0.25%

Subordinated debt	5,816	229	3.94%	19,052	1,383	7.26%
Short-term borrowings	129	2	1.55%	1,518	4	0.26%
Total interest-bearing liabilities	798,690	2,600	0.33%	752,201	4,187	0.56%
Total interest-bearing liabilities and demand,
noninterest-bearing / cost of funds	1,225,989	2,600	0.21%	1,144,332	4,187	0.37%
Other liabilities	35,018			36,909
Total liabilities	1,261,007			1,181,241
Shareholders' equity	170,391			172,193
Total liabilities and shareholders' equity	$1,431,398			$1,353,434

Net interest income(2) / margin		51,011	3.84%		48,438	3.88%
Less tax equivalent adjustment(2)		(825)			(60)
Net interest income		$50,186			$48,378

(1)Includes loans held-for-sale. Yield amounts earned on loans include loan fees and costs. Nonaccrual loans are included in average balance.
(2)Reflects tax equivalent adjustment for tax exempt income based on a 35% tax rate.